================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 XXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction:  Not Applicable

     (5) Total fee paid:  Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  Not Applicable

     (2) Form, Schedule or Registration Statement No.:  Not Applicable

     (3) Filing Party:  Developers Diversified Realty Corporation

     (4) Date Filed:  Not Applicable

================================================================================

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     Notice is hereby given that the annual meeting of shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), will be held at the Glenmoor Country Club, 4191 Glenmoor Road, N.W., Canton, Ohio, on Monday, May 11, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To elect seven directors, each to serve for a term of one year.

          2. To consider a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company from 59,000,000 to 109,000,000.

          3. To vote on a proposal to approve the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 15, 1998, will be entitled to notice of and to vote at said meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: April 10, 1998

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), to be held at the Glenmoor Country Club, 4191 Glenmoor Road, N.W., Canton, Ohio, on Monday, May 11, 1998, at 10:00 a.m., local time. This proxy statement and the accompanying notice and proxy will first be sent to shareholders by mail on or about April 10, 1998.

     Annual Report. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, is enclosed with this proxy statement.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. at an estimated cost of $6,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail, Corporate Investor Communications, Inc. and regular employees of the Company may solicit proxies by telephone or facsimile.

     If the enclosed proxy is properly executed and returned, the Common Shares, without par value (the "Common Shares"), represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specification, they will be voted to elect the directors listed in Proposal One and FOR Proposals Two and Three. A shareholder's presence alone at the Annual Meeting will not operate to revoke such shareholder's proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by giving notice to the Company in writing at its principal executive offices located at 34555 Chagrin Boulevard, Moreland Hills, Ohio 44022, or in open meeting.

     Outstanding Shares. The close of business on March 15, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On such date, the Company's voting securities outstanding consisted of 27,819,716 Common Shares, each of which is entitled to one vote at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares of the Company as of March 1, 1998 (except as otherwise disclosed in the notes below), by (a) the Company's directors (including nominees for director), (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares, (c) the Company's Chief Executive Officer and the Company's other named executive officers, and (d) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their respective names.

                                                                NUMBER OF
                                                              COMMON SHARES      PERCENTAGE
                                                            BENEFICIALLY OWNED   OWNERSHIP
                                                            ------------------   ----------
Bert L. Wolstein..........................................      2,023,457(1)         7.3%
34555 Chagrin Boulevard
Moreland Hills, Ohio

FMR Corp..................................................      1,218,000(2)         4.4%
82 Devonshire Street
Boston, Massachusetts

Cohen & Steers Capital Management, Inc....................      3,517,600(3)        12.6%
757 Third Ave.
New York, New York

Scott A. Wolstein.........................................        285,077(4)           1%
James A. Schoff...........................................        141,157(5)           *
John R. McGill............................................         58,892(6)           *
Joan U. Allgood...........................................         25,000(7)           *
Loren F. Henry............................................         68,721(8)           *
William H. Schafer........................................          5,888(9)           *
Alan Bobman...............................................             --              *
Steven M. Dorsky..........................................             --(10)          *
Robin R. Walker...........................................             --(11)          *
Walter H. Teninga.........................................          7,000(12)          *
William N. Hulett III.....................................            700(13)          *
Ethan Penner..............................................             --(12)          *
Albert T. Adams...........................................             --(13)          *
Dean S. Adler.............................................             --              *
Barry A. Sholem...........................................             --              *
All Executive Officers and Directors as a Group (15
  persons)................................................        592,435            2.1%
                                                                ---------           ----

---------------

  * Less than 1%.

 (1) Does not include 123,788 Common Shares owned by Iris S. Wolstein, Bert L. Wolstein's wife, beneficial ownership of which is disclaimed by Mr. Wolstein. Also does not include 333,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (2) According to a report on Schedule 13G dated February 10, 1998, filed with the Securities and Exchange Commission, FMR Corp. ("FMR"), an investment advisory firm, beneficially owned 1,218,000 of the outstanding Common Shares as of December 31, 1997. FMR disclosed in such Schedule 13G that it has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 282,100 of such Common Shares.

 (3) According to a report on Schedule 13G dated February 6, 1998, filed with the Securities and Exchange Commission, Cohen & Steers Capital Management, Inc. ("Cohen"), an investment advisory firm, beneficially owned 3,517,600 of the outstanding Common Shares as of December 31, 1997. Cohen disclosed in such Schedule 13G that it has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 3,079,600 of such Common Shares.

 (4) Does not include 865,976 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (5) Does not include any of the following Common Shares, beneficial ownership of which is disclaimed by Mr. Schoff: (a) 400 Common Shares owned by a trust, the trustee of which is Mr. Schoff's wife and the beneficiary of which is Mr. Schoff's daughter, (b) 300 Common Shares owned by Mr. Schoff's wife, (c) 1,044 Common Shares owned by Mr. Schoff's son, (d) 100 Common Shares owned by an individual retirement account held by Mr. Schoff's wife, and (e) 1,000 Common Shares owned by a partnership in which Mr. Schoff owns a one-half interest. Also does not include 120,757 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (6) Does not include 38,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (7) Does not include (a) 38,333 Common Shares subject to options currently exercisable or exercisable within 60 days and (b) 1,000 Common Shares owned by Mrs. Allgood's husband, beneficial ownership of which is disclaimed by Mrs. Allgood.

 (8) Does not include (a) 28,333 Common Shares subject to options currently exercisable or exercisable within 60 days, (b) 1,512 Common Shares owned by Mr. Henry's wife, beneficial ownership of which is disclaimed by Mr. Henry,
     (c) 774 Common Shares subject to options currently exercisable or exercisable within 60 days owned by Mr. Henry's wife, beneficial ownership of which is disclaimed by Mr. Henry and (d) 1,600 Common Shares owned by Mr. Henry's daughters, beneficial ownership of which is disclaimed by Mr. Henry.

 (9) Does not include 58,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

(10) Does not include 11,666 Common Shares subject to options currently exercisable or exercisable within 60 days.

(11) Does not include 13,166 Common Shares subject to options currently exercisable or exercisable within 60 days.

(12) Does not include 1,666 Common Shares subject to options currently exercisable or exercisable within 60 days.

(13) Does not include 6,666 Common Shares subject to options currently exercisable or exercisable within 60 days for each of Mr. Hulett and Mr. Adams.

PROPOSAL ONE:  ELECTION OF DIRECTORS

     At the Annual Meeting, the Common Shares represented by proxy, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named, each to serve for a term of one year and until his respective successor is duly elected and qualified.

     The nominees for director are Scott A. Wolstein, James A. Schoff, William
N. Hulett III, Ethan Penner, Albert T. Adams, Dean S. Adler and Barry A. Sholem. Messrs. Wolstein, Schoff, Hulett, Penner, Adams and Adler are presently directors of the Company. Mr. Sholem is a new nominee for director.

     If notice in writing is given by any shareholder to the President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the President or the Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as such shareholder possesses at such election and to give one candidate an amount of votes equal to the number of directors to be elected multiplied by the number of such shareholder's Common Shares, or to distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit.

     If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the Common Shares represented by proxies given to them in such fashion so as to elect as many of the nominees as possible.

     If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is intended that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                          EXPIRATION
                                                                                              OF
                                                                            PERIOD         TERM FOR
                                                                          OF SERVICE        WHICH
     NAME AND AGE                    PRINCIPAL OCCUPATION                 AS DIRECTOR      PROPOSED
     ------------                    --------------------                 -----------     ----------
Scott A. Wolstein        Chairman of the Board of Directors of the       11/92-Present       1999
  45                     Company; President and Chief Executive
                         Officer of the Company

James A. Schoff          Executive Vice President and Chief Operating       11/92-4/98       1999
  52                     Officer of the Company
                         Vice Chairman of the Board of Directors of       4/98-Present
                         the Company and Chief Investment Officer

William N. Hulett III    President and Chief Executive Officer of         2/93-Present       1999
  54                     BridgeStreet Accommodations, Inc.
                         (hotel and lodging company)

Ethan Penner             President of Nomura Asset Capital                4/96-Present       1999
  36                     Corporation (real estate financing)

Albert T. Adams          Partner, Baker & Hostetler LLP (law firm)        4/96-Present       1999
  47

Dean S. Adler            Principal, Lubert-Adler Partners, L.P. (real     5/97-Present       1999
  41                     estate investments)

Barry A. Sholem          Co-Chairman, Donaldson, Lufkin & Jenrette,           --             1999
  42                     Inc. Real Estate Capital Partners (real
                         estate investments)

     Scott A. Wolstein has been the President, Chief Executive Officer and a Director of the Company since its organization and Chairman of the Board of Directors since February, 1997. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group ("DDG"). Mr. Wolstein is a graduate of the Wharton School at the University of Pennsylvania and of the University of Michigan Law School. He has served as President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, Heartland PAC, Neighborhood Progress, Inc., The Park Synagogue, the Convention and Visitors Bureau of Greater Cleveland and Bellefaire.

     James A. Schoff has been Executive Vice President, Chief Operating Officer and a Director of the Company since its organization. Prior to the organization of the Company, Mr. Schoff was a principal and executive officer of DDG. After graduating from Hamilton College and Cornell University Law School, Mr. Schoff practiced law with the firm of Thompson, Hine and Flory LLP in Cleveland, Ohio, where he specialized in the acquisition and syndication of real estate properties. Mr. Schoff serves as a member of the Board of Trustees of the Western Reserve Historical Society, the Cleveland Ballet and the Children's Aid Society.

     William N. Hulett III is President and Chief Executive Officer of BridgeStreet Accommodations, Inc. BridgeStreet, a publicly traded company on NASDAQ, is a leader in the extended stay lodging industry. Prior to that time, Mr. Hulett was the Co-Chairman and Chief Executive Officer of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. From 1981 to 1993, Mr. Hulett was the President of Stouffer Hotel Company, the owner of a national hotel chain. Prior to that time, Mr. Hulett served as Vice President of Operations for Westin Hotels, based in Seattle, Washington. In December 1991, he completed a third consecutive term as Chairman of the Convention and Visitors Bureau of Greater Cleveland. Mr. Hulett is Chairman of the Northern Ohio Chapter of the American Red Cross, a director of Cuyahoga Community College and a member of the Civic Vision 2000 Steering Committee. He is also a director of the Greater Cleveland Growth Association, BridgeStreet Accommodations, Inc. and Cleveland Development Advisors. Mr. Hulett was named Business Executive of the year for 1995 by the Sales and Marketing Executive Association.

     Ethan Penner has been the President of Nomura Asset Capital Corporation which was spun off from its parent company in 1997 to expand its finance operations, as well as a member of Nomura's Operating Committee since 1994. Mr. Penner has also been the Executive Managing Director of Nomura Securities International, Inc. since 1994. From 1992 to 1994, Mr. Penner was President of Magellan Financial Services, an investment banking firm which he founded in 1992. Prior to founding Magellan Financial Services, Mr. Penner was a Principal at Morgan Stanley & Co., Inc. from 1987 to 1992. Mr. Penner serves as a member of the Executive Committee and Board of Directors of the National Realty Committee, a director of Nomura Asset Securities Corp., a director of Asset Securitization Corp., a member of the Urban Land Institute, a member of the Board of Trustees of the Simon Wiesenthal Center, a member of the Advisory Board for the Elton John Aids Foundation, a member of the Advisory Board of the Wharton School's Real Estate Center and a founding member and President of the Board of The Walt Frazier Youth Foundation.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society and is a Vice President of the Harvard Business School Club of Northeastern Ohio. Mr. Adams also serves as a director of Associated Estates Realty Corporation and Boykin Lodging Company.

     Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P., a private equity real estate investment company. From 1987 to 1996, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, specializing in acquiring operating businesses and real estate. Mr. Adler is a graduate of the Wharton School and the University of Pennsylvania Law School. He was formerly an instructor at the Wharton School between 1981 and 1983. He currently serves as a member of the Board of Directors of The Lane Company, U.S. Franchise Systems Inc. (USFS) and Trans World Entertainment Corporation. Mr. Adler has served on such community boards as the UJA National Young Leadership Cabinet and he is currently a member of the Alexis de Tocqueville Society.

     Barry A. Sholem is currently the Co-Chairman of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $750 million real estate fund which invests in a broad range of real estate related assets. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Sholem was with Goldman, Sachs & Co. for fifteen years and was head of the Real Estate Principal Investment Area for Goldman, Sachs & Co. on the West Coast. Mr. Sholem is a graduate of Brown University and Northwestern University's J.L. Kellogg Graduate School of Management. Mr. Sholem is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1997, the Board of Directors held 8 meetings. The Board of Directors has an Audit Committee, an Executive Compensation Committee, a Dividend Declaration Committee and a Granting Committee. The Board of Directors does not have a Nominating Committee.

     Audit Committee. The Audit Committee, which consisted of Messrs. Teninga, Hulett and Adams in 1997, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the audit plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held 2 meetings in 1997.

     Executive Compensation Committee. The Executive Compensation Committee, which consisted of Messrs. Teninga, Penner and Adams until May, 1997 and Messrs. Adler, Penner and Adams from May, 1997 until the present, determines compensation for the Company's executive officers and oversees administration of the Company's stock option and equity-based award plans. The Executive Compensation Committee held 6 meetings in 1997.

     Dividend Declaration Committee. The Dividend Declaration Committee, which consists of Messrs. Wolstein, Adams and Schoff, determines if and when the Company should declare dividends on its capital stock and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held 5 meetings in 1997.

     Granting Committee. The Granting Committee was established in order to comply with amended Rule 16b-3 promulgated under the Securities Act of 1934. The Granting Committee, which consisted of Messrs. Teninga, Adler and Penner in 1997, determines if and when the Company should grant stock options and other equity-based awards to executive officers or employees, and the terms of such awards, consistent with the policy adopted by the Board of Directors and pursuant to the terms of the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan and the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan. The Granting Committee held 3 meetings in 1997.

COMPENSATION OF DIRECTORS

     The Company pays an annual fee of $16,000, plus a fee of $1,000 for attending Board and/or committee meetings or $250 for participating in telephonic meetings, to each of its directors who is not an employee or officer of the Company. Employees and officers of the Company who are also directors are not paid any such director fees. Each non-employee director is also reimbursed for expenses incurred in attending meetings. With the exception of Ethan Penner and Dean S. Adler, each director who is not an employee of the Company has also been granted 10-year options to acquire 15,000 Common Shares, 5,000 Common Shares of which may be acquired at an exercise price of $22 per Common Share (the price at which the Common Shares were sold to the public in the Company's initial public offering in February 1993), 5,000 Common Shares of which may be acquired at an exercise price of $30.75 per Common Share and 5,000 Common Shares of which may be acquired at an exercise price of $37.13 per Common Share, subject to equitable adjustment for stock splits, combinations, stock dividends and recapitalizations. Ethan Penner has been granted 10-year options to acquire 10,000 Common Shares, 5,000 Common Shares of which may be acquired at an exercise price of $30.75 per Common Share and 5,000 Common Shares of which may be acquired at an exercise price of $37.13 per Common Share. Dean Adler has been granted a 10-year option to acquire 5,000 Common Shares at an exercise price of $37.13 per Common Share. The optionees may elect to pay for the shares to be received upon exercise of the options in cash or through a cashless exercise procedure set forth in the agreement pursuant to which such options were granted.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuate according to the market value of the Company's Common Shares. Messrs. Hulett and Adams elected to defer their 1997 fees pursuant to the plan. During their terms as directors, Messrs. Hulett and Adams have deferred compensation represented by 2,151 units and 978 units, respectively. As of December 31, 1997, these units were valued at $82,275 for Mr. Hulett and $37,420 for Mr. Adams.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 1997 (the "named executive officers").

                         I. SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                             ANNUAL COMPENSATION       COMPENSATION AWARDS
                                           -----------------------   -----------------------
                                                                     RESTRICTED   SECURITIES
                                                                       STOCK      UNDERLYING      OTHER
                                  FISCAL                               AWARD       OPTIONS/    COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)(1)     (S)($)      SARS(#)        ($)(2)
  ---------------------------     ------   ---------   -----------   ----------   ----------   ------------
Scott A. Wolstein...............   1997     500,000      625,000          -0-      750,000        52,648
  President and Chief              1996     400,000      300,000      768,750(3)   100,000        49,380
  Executive Officer                1995     400,000      100,000          -0-          -0-        33,886

James A. Schoff.................   1997     275,000      275,000          -0-          -0-        41,345
  Executive Vice President         1996     275,000      137,500          -0-      120,000        46,609
  and Chief Operating Officer(4)   1995     275,000       50,000          -0-       50,000        28,403

John R. McGill..................   1997     175,000      105,000          -0-          -0-           -0-
  Vice President and               1996     162,500       63,000          -0-       55,000           -0-
  Director of Development          1995     150,000       20,000          -0-       10,000           -0-

Joan U. Allgood.................   1997     175,000       87,500          -0-          -0-           -0-
  Vice President and               1996     162,500       43,750          -0-       55,000           -0-
  General Counsel                  1995     150,000       20,000          -0-       10,000           -0-

Loren F. Henry..................   1997     175,000       87,500          -0-          -0-         3,939
  Vice President and               1996     162,500       35,000          -0-       55,000         2,766
  Director of Management           1995     150,000       20,000          -0-       10,000         2,372

---------------

(1) For a description of the method used in determining the bonuses paid to Messrs. Wolstein and Schoff, see "Employment Agreements" and "Report of the Executive Compensation Committee of the Board of Directors."

(2) Represents the dollar value, at December 31, 1997, of contributions of Common Shares and Common Shares equivalents, respectively, made by the Company pursuant to the Company's Profit Sharing Plan and Trust and the Company's Elective Deferred Compensation Plan. The dollar value of the Company's contributions made pursuant to the Company's Profit Sharing Plan and Trust plan equalled $2,511, $2,131, $0, $0, and $3,039, respectively, for Mr. Wolstein, Mr. Schoff, Mr. McGill, Mrs. Allgood and Mr. Henry. The dollar value of contributions made pursuant to the Company's Elective Deferred Compensation Plan equalled $9,000, $4,689, $0, $0, and $900, respectively, for Mr. Wolstein, Mr. Schoff, Mr. McGill, Mrs. Allgood and Mr. Henry. In addition, Messrs. Wolstein and Schoff each received $10,000 allowances relating to fiscal year 1996 tax and financial planning expenses pursuant to their employment agreements. Messrs. Wolstein and Schoff also received other compensation aggregating $31,137 and $24,525, respectively, pursuant to their employment agreements.

(3) On July 17, 1996, Mr. Wolstein was granted 25,000 restricted Common Shares. Pursuant to the terms of the restricted shares agreement between the Company and Mr. Wolstein, 5,000 restricted shares vested immediately on the date of the grant. The remaining restricted shares vest in 5,000 share increments on each subsequent July 17th following the date of grant. Dividends on the restricted shares are payable in additional restricted shares.

(4) As of April 1, 1998, Mr. Schoff was promoted to the position of Vice Chairman of the Board of Directors of the Company and Chief Investment Officer of the Company.

                   II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of stock options in 1997 to the named executive officers included in the Summary Compensation Table.

                                            PERCENT OF TOTAL
                             NUMBER OF          OPTIONS
                             SECURITIES         GRANTED                                       GRANT DATE
                             UNDERLYING       TO EMPLOYEES      EXERCISE                       PRESENT
                            OPTIONS/SARS       IN FISCAL         PRICE        EXPIRATION        VALUE
           NAME                 (#)             YEAR(3)          ($/SH)          DATE           ($)(4)
           ----             ------------    ----------------    --------    --------------    ----------
Scott A. Wolstein.........    250,000(1)          26.3%         $  36.50    April 15, 2007    1,887,850
                              100,000(1)          10.5%         $38.3125      May 12, 2007      694,550
                              100,000(1)          10.5%         $  40.25      May 12, 2007      665,680
                              100,000(2)          10.5%         $  42.25      May 12, 2007      637,020
                              100,000(2)          10.5%         $ 44.375      May 12, 2007      607,740
                              100,000(2)          10.5%         $46.5625      May 12, 2007      578,790
James A. Schoff...........        -0-           --                 --             --             --
John R. McGill............        -0-           --                 --             --             --
Joan U. Allgood...........        -0-           --                 --             --             --
Loren F. Henry............        -0-           --                 --             --             --

---------------

(1) Options vest immediately and are therefore immediately exercisable.

(2) Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options which have vested.

(3) Based on options to purchase an aggregate of 951,180 Common Shares granted to employees during 1997.

(4) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatilities of
    31.5575 and 31.6868, which reflect the daily closing prices of the Common Shares on the New York Stock Exchange for the twelve-month period ended April 15, 1997 and May 12, 1997, (b) risk-free rates of return of 7.875% and 6.65% for the options which expire in April 2007 and May 2007, respectively (the "Options") (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the respective options were granted), (c) dividend yields ranging from 6.8% to 6.9% for the Options (which percentage represents an annualized distribution of $2.52 per Common Share divided by the exercise prices of the Options) and (d) the exercise of the options at the end of their respective 10-year terms. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using prices per Common Share and option exercise prices ranging from $36.50 to $46.5625 for the Options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

    III. AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the named executive officers included in the Summary Compensation Table on December 31, 1997.

                                                                                       VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                OPTIONS AT 1997         OPTIONS AT 1997(1)
                                                                  YEAR-END(#)              YEAR-END($)
                                 SHARES                      ----------------------    --------------------
                               ACQUIRED ON       VALUE            EXERCISABLE/             EXERCISABLE/
            NAME               EXERCISE(#)    REALIZED($)        UNEXERCISABLE            UNEXERCISABLE
            ----               -----------    -----------        -------------            -------------
Scott A. Wolstein............    17,357         257,403       865,976/366,667           5,498,589/500,000
James A. Schoff..............    34,242         471,556        104,091/96,667           1,039,818/781,250
John R. McGill...............        --              --        59,999/40,001             712,500/308,750
Joan U. Allgood..............    25,000         427,866        34,999/40,001             347,134/308,750
Loren F. Henry...............    10,000          97,500        24,999/40,001             205,000/308,750

---------------

(1) Based on the market price of $38.25 at the close of trading on December 31, 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements with Scott A. Wolstein and James A. Schoff. Each of these agreements has an "evergreen" provision which provides for an automatic extension of the agreement for an additional year at the end of each calendar year, subject to the right of either party to terminate by giving one year's prior written notice. Pursuant to their respective agreements, Messrs. Wolstein and Schoff are required to devote to the Company their entire business time. The agreements, as amended, provide for current annual base salaries of $500,000 and $275,000 for Messrs. Wolstein and Schoff, respectively, as well as the use of an automobile, membership in a golf club and a business club, and an allowance of up to $10,000 annually for financial planning and tax return preparation services. Pursuant to the agreements, Mr. Wolstein is entitled to a bonus of from 50% to 125% of his annual base salary, and Mr. Schoff is entitled to a bonus of from 25% to 100% of his annual base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until May, 1997, the members of the Executive Compensation Committee were Walter H. Teninga, Ethan Penner and Albert T. Adams. From May, 1997 through the present, the members of the Executive Compensation Committee were Dean S. Adler, Ethan Penner and Albert T. Adams. For a discussion of certain transactions between the Company and Mr. Adams, see "Certain Transactions."

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on February 1, 1993 and the reinvestment of dividends.

                                                     Developers                            NAREIT
                                                    Diversified                         Equity REIT
               Measurement Period                      Realty           S&P 500         Total Return
             (Fiscal Year Covered)                  Corporation          Index             Index
2/1/93                                                         100               100               100
12/31/93                                                    137.59            107.74            106.70
12/31/94                                                    158.50            116.34            110.08
12/31/95                                                    163.71            150.00            126.89
12/31/96                                                    218.12            183.35            176.06
12/31/97                                                    239.64            249.04            219.33

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation of the Company's executive officers is currently determined by the Executive Compensation Committee of the Company's Board of Directors (the "Committee"). Until May, 1997, the Committee was comprised of Walter H. Teninga, Ethan Penner and Albert T. Adams; and after May, 1997, the Committee was comprised of Dean S. Adler, Ethan Penner and Albert T. Adams.

PHILOSOPHY

     The primary objectives of the Committee in determining executive compensation for 1997 were (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and, in the case of Scott A. Wolstein, through restricted stock grants and performance units.

     To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's performance and, with respect to Scott A. Wolstein and James A. Schoff, the achievement of established annual goals. The primary components of the Company's executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses for certain executive officers and (iii) stock options and, in the case of Scott A. Wolstein, restricted stock grants and performance units. Each of these elements is discussed below.

COMPONENTS OF THE COMPENSATION PROGRAM

     Base Salaries and Certain Other Annual Compensation. The base salaries and certain other annual compensation for the Company's executive officers in 1997 were determined with reference to the experience of executives in the REIT industry which include companies that comprise the NAREIT Equity REIT Total Return Index, together with comparisons of compensation paid by companies of similar size in the industry, after consulting with the Company's investment advisors and the managing underwriters of certain public securities offerings of the Company. Additionally, in 1996 the Company engaged an independent consultant to assist in the design of a comprehensive executive compensation program for the Company's officers and key employees. Fundamental requirements of the program included the establishment of competitive compensation levels and the setting of rewards consistent with individual contributions.

     After analysis, and based upon the recommendation of the Company's independent consultant, the Committee determined that for 1997 the base salary of Mr. Wolstein should be increased to $500,000 per year in light of the compensation being paid to other chief executive officers in the REIT industry generally. Additionally, pursuant to their employment agreements, Messrs. Wolstein and Schoff also receive the use of an automobile, membership in a golf club and a business club and an allowance of up to $10,000 annually for financial planning and tax return preparation services. The Board of Directors believes that the annual compensation in addition to the base salary and allowance benefits the Company by facilitating the development of important relationships with members of the business community.

     Bonuses. The employment agreements for Scott A. Wolstein and James A. Schoff initially provided for annual bonuses based on the growth in the Company's Distributable Cash Flow per Common Share (as defined in the agreements). See "Employment Agreements." In 1995, the Committee elected to base the annual bonuses of Messrs. Wolstein and Schoff on the growth of the Company's Funds From Operations per Common Share. It was the Committee's belief that this measure of growth, which is used consistently throughout the REIT industry, better aligned the interests of the Company's key executive officers with the interests of the shareholders of the Company. The new bonus arrangement entitled Mr. Wolstein to a bonus of between 12.5% to 75% of his annual base salary, and Mr. Schoff of a bonus of between 9% to 55% of his annual base salary, if Funds From Operations per Common Share for any year exceeded, by 5% to 20% or more, the Funds From Operations per Common Share for the immediately preceding year. In 1995, Mr. Wolstein earned a bonus equal to 25% of his base salary, and Mr. Schoff earned a bonus equal to 18.2% of his base salary. In 1995, four other executive officers of the Company were also given bonus arrangements entitling them to incentive payments of between $10,000 and $40,000 per year if Funds From Operations per Common Share for such year exceeded, by 5%-20% or more, the Funds From Operations per Common Share for the immediately preceding year. In 1995, each of these executive officers earned a bonus of $20,000.

     In 1996, based on the recommendation of the Company's independent consultant, the Company amended its bonus arrangements with certain key employees, including Messrs. Wolstein and Schoff, to provide for annual performance bonuses based upon the participant's level of responsibility and salary, overall corporate performance and individual or qualitative performance. These bonus possibilities are in the form of target, minimum and maximum incentive opportunities which are attained if the Company reaches certain pre-determined performance benchmarks tied to Funds From Operations per Common Share and if the participants are given a favorable qualitative assessment of their individual contributions and efforts. In 1996, Mr. Wolstein earned a bonus equal to 75% of his base salary, and Mr. Schoff earned a bonus equal to 50% of his base salary. Additionally, in 1996, one other executive officer earned a bonus of 36% of his current annualized base salary, two other executive officers of the Company earned bonuses equal to 25% of their respective current annualized base salaries and one executive officer earned a bonus of 20% of his current annualized base salary.

     In 1997, Mr. Wolstein earned a bonus equal to 125% of his base salary, and Mr. Schoff earned a bonus equal to 100% of his base salary. Additionally, in 1997, one other executive officer earned a bonus of 60% of his current annualized base salary and three other executive officers of the Company earned bonuses equal to 50% of their respective current annualized base salaries.

     Restricted Shares and Performance Units. Mr. Wolstein has entered into a Restricted Shares Agreement and a Performance Unit Agreement with the Company, both pursuant to the 1996 Developers Diversified Realty Corporation's Equity-Based Award Plan. Pursuant to the Restricted Shares Agreement, Mr. Wolstein has been granted 25,000 Common Shares (the "Restricted Shares") which vest in 20% increments. The first 5,000 Restricted Shares vested on July 17, 1996, the date of grant, and additional increments of 5,000 Restricted Shares will vest each July 17th thereafter. Under the Performance Unit Agreement, Mr. Wolstein was granted 15,000 units (the "Performance Units"), the value of which will be determined by the performance of the Company's Common Shares over a five-year period beginning on January 1, 1996.

     Stock Options. All of the Company's executive officers are eligible to receive options to purchase Common Shares of the Company pursuant to the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan (the "Employees' Share Option Plan") and the 1996 Developers Diversified Realty Corporation's Equity-Based Award Plan (the "1996 Award Plan"). The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of the Company's shareholders. Furthermore, due to an extraordinary number of transactions being conducted by the Company in 1997 and based upon the recommendation of the Company's independent consultant, the Committee granted options to purchase an aggregate of 750,000 Common Shares to Scott A. Wolstein. Of the options granted, 300,000 were awarded under the 1992 Employees' Share Option Plan and 100,000 were granted under the 1996 Award Plan. The remaining 350,000 options were granted outside of either plan due to limitations within those plans. The number of these options granted to Mr. Wolstein was determined by the Board of Directors and was based on the recommendation of the Company's independent consultant and the expected contribution of Mr. Wolstein to the performance of the Company.

                        EXECUTIVE COMPENSATION COMMITTEE
                               Walter H. Teninga
                                  Ethan Penner
                                Albert T. Adams
                                 Dean S. Adler

PROPOSAL TWO:  PROPOSED AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES
               OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY FROM 59,000,000 TO 109,000,000.

GENERAL

     The Board of Directors of the Company has adopted a resolution recommending that shareholders approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") that would increase the number of authorized shares of the Company from 59,000,000 to 109,000,000 by increasing the number of authorized Common Shares from 50,000,000 to 100,000,000. The amendment would not change the authorized amount of the Company's preferred shares.

     If the amendment is approved by the stockholders, the first sentence of Article FOURTH of the Articles would be amended to read as follows:

          FOURTH: The authorized number of shares of the Corporation is 109,000,000, consisting of 100,000,000 Common Shares, without par value (hereinafter called "Common Shares"), and 1,500,000 Class A Cumulative Preferred Shares, without par value (hereinafter called "Class A Shares"), 1,500,000 Class B Cumulative Preferred Shares, without par value (hereinafter called "Class B Shares"), 1,500,000 Class C Cumulative Preferred Shares, without par value (hereinafter called "Class C Shares"), 1,500,000 Class D Cumulative Preferred Shares, without par value (hereinafter called "Class D Shares"), 1,500,000 Class E Cumulative Preferred Shares, without par value (hereinafter called "Class E Shares"), and 1,500,000 Noncumulative Preferred Shares, without par value (hereinafter called "Noncumulative Shares").

     As of March 1, 1998, the Company had approximately 27,814,000 Common Shares, without par value (the "Common Shares"), issued and outstanding and had reserved approximately 4,798,368 Common Shares for issuance upon the conversion of shares of preferred stock and other convertible securities and in connection with the Company's various employee benefit and compensation plans. This leaves approximately 17,387,632 authorized but unissued Common Shares available for future use.

     The Board of Directors believes that an increase in the number of authorized Common Shares is necessary to provide the Company with additional flexibility to meet its future business needs. If the proposed amendment is approved by the shareholders, the Company will have additional shares available for acquisitions, equity financings, equity compensation plans, stock dividends or stock splits and other corporate purposes. The additional shares would be available for issuance without further shareholder approval, except as may be required by applicable law or the rules of the New York Stock Exchange. Although the Company does not have any commitment or understanding at this time for the issuance of additional Common Shares (other than as permitted or required under the Company's employee benefit plans), the proposed amendment should enable the Company to take timely advantage of favorable opportunities and market conditions when they arise.

     The additional 50,000,000 Common Shares for which authorization is sought would be a part of the existing class of Common Shares and, if and when issued, would have the same rights and privileges as the Common Shares presently outstanding. Such additional Common Shares would not (and the Common Shares currently outstanding do not) entitle holders thereof to preemptive rights.

     The issuance of additional Common Shares could have a dilutive effect on earnings per share of the Common Shares and on the equity and voting power of those holding Common Shares at the time of issuance. In addition, the proposed amendment could have an anti-takeover effect, as additional Common Shares could be issued to dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company. However, the amendment is not being proposed in response to any known effort to accumulate Common Shares or obtain control of the Company.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of Common Shares entitling such holders to exercise a majority of the voting power of the Company is required to adopt the proposed amendment to the Articles.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES.

PROPOSAL THREE:  TO APPROVE THE 1998 DEVELOPERS DIVERSIFIED REALTY CORPORATION
                 EQUITY-BASED AWARD PLAN.

GENERAL

     The 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (the "Award Plan") was adopted by the Company's Board of Directors on March 2, 1998 subject to approval by the Company's shareholders. The description herein is a summary of the Award Plan and is subject to and qualified by the complete text of the Award Plan.

     Although shareholder approval of the Award Plan is not otherwise required, such approval is being sought in order that (i) the shares reserved for issuance under the Award Plan may be listed on the New York Stock Exchange pursuant to the rules of the exchange and (ii) compensation attributable to equity-based awards will qualify as performance-based compensation, which would exempt such grants from the limits on the deductibility contained in the Omnibus Budget Reconciliation Act of 1993 (the "Act") for federal income tax purposes of certain corporate payments to executive officers.

     The rules of the New York Stock Exchange require shareholder approval of an award plan if such plan will grant awards to directors and officers of a company which has its shares listed on the exchange. Consequently, the Award Plan is being submitted to the Company's shareholders so that the shares reserved for issuance under the Award Plan may be listed on the New York Stock Exchange.

     The Award Plan is also being submitted to the Company's shareholders, in part, pursuant to the requirements of the Act. The Act amended the Internal Revenue Code to limit to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of a public company (the "Deduction Limit"). The Deduction Limit, which was effective beginning in 1994, applies to compensation which does not qualify for any of the limited number of exceptions provided for in the Act (the "Non-Qualified Compensation"). Under the Act, the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." Compensation attributable to a stock option is deemed to satisfy the requirement that compensation be paid on account of the attainment of one or more performance goals if (i) the grant is made by a committee of directors which meets certain criteria, (ii) the plan under which the option is granted states a maximum number of options which may be granted to any individual during a specified period and (iii) the amount of compensation the individual could receive is based solely on the increase in the value of the Common Shares after the date of grant. It is the Company's intent to structure the stock options and certain other awards granted under the Award Plan to satisfy the requirements for the performance-based compensation exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder to the extent practicable. As a consequence, the Board of Directors has directed that the Award Plan, as it applies to participants, be submitted to the Company shareholders for approval in accordance with the requirements for the performance-based compensation exception to the Deduction Limit. If the Award Plan is approved by the Company shareholders, stock options and certain other awards granted to participants under the Award Plan will not be subject to the Deduction Limit.

     The Award Plan provides for the grant to officers and other employees of the Company of options to purchase Common Shares of the Company (the "Stock Options"), rights to receive the appreciation in value of Common Shares (the "Share Appreciation Rights"), awards of Common Shares subject to restrictions on transfer (the "Restricted Shares"), awards of Common Shares issuable in the future upon satisfaction of certain conditions (the "Deferred Shares"), rights to purchase Common Shares (the "Share Purchase Rights"), and other awards based on Common Shares (the "Other Share-Based Awards") (Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards are collectively referred to herein as the "Awards"). Under the terms of the Award Plan, Awards may be granted with respect to an aggregate of not more than 1,000,000 Common Shares (approximately 3.6% of the Common Shares outstanding), and no participant may receive Awards with respect to more than 500,000 Common Shares during any calendar year, subject to adjustment as described below. The Common Shares reserved for issuance under the Award Plan are in addition to the 375,000 Common Shares still reserved for issuance under the 1996 Award Plan and the 165,053 Common Shares still reserved for issuance under the 1992 Employees' Share Option Plan. The closing price of the Common Shares on the New York Stock Exchange on March 6, 1998 was $40.25. At that time, the aggregate market value of the 1,000,000 Common Shares proposed to be reserved for purposes of the Award Plan was $40,250,000.

     The purpose of the Award Plan is to enable the Company to attract, retain and reward employees of the Company and strengthen the mutuality of interests between such key employees and the Company's shareholders, by offering such key employees equity or equity-based incentives. Currently, there are approximately 135 employees eligible to participate in the Award Plan.

     The Award Plan is administered by the Granting Committee of the Company's Board of Directors (the "Committee"). The Committee consists of not less than three Board members, all of whom are Outside Directors (within the meaning set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

     The Committee has full power to interpret and administer the Award Plan and full authority to select participants to whom Awards will be granted and to determine the type and amount of Award(s) to be granted to each participant, the terms and conditions of Awards granted and the terms and conditions of the agreements evidencing Awards which will be entered into with participants. As to the selection and grant of Awards to participants who are not executive officers or subject to Section 16(b), the Committee may delegate its responsibilities to members of the Company's management consistent with applicable law.

     The Committee has the authority to adopt, alter and repeal such rules, guidelines and practices governing the Award Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Award Plan and any Award issued under the Award Plan (and any agreements relating thereto); and otherwise to supervise the administration of the Award Plan.

TERMS OF STOCK OPTIONS

     The Committee may grant Stock Options that either (i) qualify as incentive stock options ("Incentive Stock Options") under Section 422A of the Code, (ii) do not so qualify ("Non-Qualified Stock Options"), or (iii) both. To qualify as an Incentive Stock Option, an option must meet certain requirements set forth in the Code. Options will be evidenced by the execution of a Stock Option Agreement in the form approved by the Committee.

     The option price per Common Share under a Stock Option will be determined by the Committee at the time of grant and will be not less than 100% of the fair market value of the Common Shares at the date of grant, or with respect to Incentive Stock Options, 110% of the fair market value of the Common Shares at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     The term of each Stock Option will be determined by the Committee and may not exceed ten years from the date the option is granted or, with respect to Incentive Stock Options, five years in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     The Committee will determine the time or times at which, and the conditions under which, each Stock Option may be exercised. Generally, options will not be exercisable prior to six months following the date of grant. No Stock Options are transferable by the optionee (other than transfers to an optionee's family members in certain circumstances) other than by will or by the laws of descent and distribution and all Stock Options are exercisable, during the optionee's lifetime, only by or on behalf of the optionee or permitted transferees.

     Unless otherwise determined by the Committee at or after the time of grant, after any termination of an optionee's employment by reason of disability or death, a Stock Option held by that optionee will become immediately and automatically vested and may be exercised for a period of one year from the time of death or termination due to disability or on such accelerated basis as may be determined by the Committee. In no event, however, will any Stock Option be exercisable after the expiration of the option period for such Option.

     Unless otherwise determined by the Committee at or after the time of grant, if an optionee's employment terminates due to normal or early retirement, a Stock Option held by that optionee will become immediately and automatically vested and may be exercised for a period of one year from the time of retirement. In no event, however, will any Stock Option be exercisable after the expiration of the option period for such Option. Unless otherwise determined by the Committee at or after the time of grant, if an optionee's employment terminates for any reason other than retirement, disability or death, any Stock Option held by that optionee may thereafter be exercised, to the extent that Option was exercisable at the date of such termination, for a period of 30 days after the date employment terminates.

TERMS OF SHARE APPRECIATION RIGHTS

     The Committee shall determine the participants to whom and the time or times at which grants of Share Appreciation Rights ("SARs") will be made and the other terms and conditions thereof. Any SAR granted under the Award Plan shall be in such form as the Committee may from time to time approve. In the case of a Non-Qualified Stock Option, an SAR may be granted either at or after the time of the grant of the related Non-Qualified Stock Option. In the case of an Incentive Stock Option, an SAR may be granted in connection with the Incentive Stock Option at the time the Incentive Stock Option is granted and exercised at such times and under such conditions as may be specified by the Committee in the participant's Stock Option Agreement.

     SARs generally entitle the holder to receive an amount in cash or Common Shares (as determined by the Committee) equal in value to the excess of the fair market value of a Common Share on the date of exercise of the

SAR over the per share exercise price of the related Stock Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of any SAR.

     Upon exercise of an SAR and surrender of the related portion of the underlying Stock Option, the related Stock Option is deemed to have been exercised. SARs will be exercisable only to the extent that the Stock Options to which they relate are exercisable; provided that an SAR granted to a participant who is subject to Section 16(b) will not be exercisable at any time prior to six months and one day from the date of grant, except in the event of death of the holder.

     SARs shall be transferable and exercisable to the extent and under the same conditions as the underlying Stock Option.

TERMS OF AWARDS OF RESTRICTED SHARES

     The Committee may grant Restricted Shares Awards and determine when and to whom such grants will be made, the number of shares to be awarded, the date or dates upon which Restricted Shares Awards will vest, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of such Awards. The Committee may condition Awards of Restricted Shares on the attainment of performance goals or such other factors as the Committee may determine.

     Subject to the provisions of the Award Plan and the applicable Restricted Shares Award agreement, during a period set by the Committee commencing with the date of the Award (the "Restriction Period"), the participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber such Restricted Shares, except by will or by the laws of descent and distribution. The Committee may permit such restrictions to lapse in installments within the Restricted Period or may accelerate or waive such restrictions in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine. Prior to the lapse of the restrictions on the Restricted Shares, the participant will have all rights of a shareholder with respect to the shares, including voting and dividend rights (except that the Committee may permit or require the payment of cash dividends to be deferred and reinvested in additional Restricted Shares or otherwise reinvested), subject to the conditions and restrictions on transferability of such Restricted Shares or such other restrictions as are enumerated specifically in the participant's Restricted Shares Award agreement. Unless the Committee or Board determines otherwise, share dividends issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares with respect to which such dividends are issued.

     If a participant's employment by the Company terminates by reason of death or disability, any Restricted Shares held by such participant shall thereafter vest or any restriction shall lapse, to the extent such Restricted Shares would have become vested or no longer subject to restriction within one year from the time of death or termination due to disability had the participant continued to fulfill all of the conditions of the Restricted Shares Award during such period (or on such accelerated basis as the Committee may determine at or after grant).

     In the event that a participant who holds Restricted Shares terminates employment for any reason other than death or disability, the participant will forfeit such shares that are unvested or subject to restrictions in accordance with the applicable provisions of the Award agreement and in accordance with the terms and conditions established by the Committee.

TERMS OF AWARDS OF DEFERRED SHARES

     The Committee may grant Awards of Deferred Shares under the Award Plan, which will be evidenced by an agreement between the Company and the participant. The Committee determines when and to whom Deferred Shares will be awarded, the number of shares to be awarded, and the duration of the period during which, and the conditions under which, receipt of shares will be deferred. The Committee may condition an Award of Deferred Shares on the attainment of specified performance goals or such other factors as the Committee may determine.

     Deferred Shares Awards generally may not be sold, assigned, transferred, pledged or otherwise encumbered during the deferral period. At the expiration of the deferral period, share certificates shall be delivered to the participant in a number equal to the shares covered by the Deferred Shares Award. Unless otherwise determined by the Committee at grant, amounts equal to any dividends declared during the deferral period with respect to the number of shares covered by a Deferred Shares Award will be paid to the participant currently, or deferred and deemed to be reinvested in additional Deferred Shares, or otherwise reinvested, all as determined by the Committee.

     If a participant's employment by the Company terminates by reason of death or disability, any Deferred Shares held by such participant will thereafter vest or any restriction lapse, to the extent such Deferred Shares would have become vested or no longer subject to restriction within one year from the time of death or termination due to disability had the participant continued to fulfill all of the conditions of the Deferred Shares Award during such period (or on such accelerated basis as the Committee may determine at or after grant).

     Unless otherwise determined by the Committee, if a participant's employment by the Company terminates for any reason other than death or disability, the Deferred Shares which are unvested or subject to restriction will thereupon be forfeited. Any restrictions under a Deferred Shares Award may be accelerated or waived by the Committee at any time.

TERMS OF AWARDS OF SHARE PURCHASE RIGHTS

     The Committee may grant Share Purchase Rights which will enable a participant to purchase Common Shares: (i) at the fair market value of such shares on the date of grant, or (ii) at 85% of such fair market value on such date if the grant of Share Purchase Rights is made in lieu of cash compensation. The Committee determines when and to whom Share Purchase Rights will be made, and the number of shares which may be purchased. The Committee may also impose such deferral, forfeiture or other terms and conditions as it determines on such Share Purchase Rights or the exercise thereof. Each Share Purchase Rights Award will be confirmed by, and be subject to the terms of, a Share Purchase Rights agreement, and payment upon exercise will be in such form as the Committee may specify.

     Share Purchase Rights may contain such additional terms and conditions as the Committee shall deem desirable, and shall generally be exercisable for such period as shall be determined by the Committee. However, the Committee may provide, in its sole discretion, that the Share Purchase Rights of persons potentially subject to Section 16(b) shall not become exercisable until six months and one day after the grant date.

TERMS OF OTHER SHARE-BASED AWARDS

     The Committee may grant other Awards of Common Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares (including, without limitation, performance shares, convertible preferred shares, convertible debentures, exchangeable securities and Common Share Awards or options valued by reference to book value or subsidiary performance). Other Share-Based Awards may be granted either alone, in addition to or in tandem with other Awards granted under the Award Plan or cash awards made outside the Award Plan.

     Generally, Common Shares awarded pursuant to Other Share-Based Awards may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period or requirement is satisfied or lapses. In addition, the recipient of such an Award will usually be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the Award, as determined at the time of the Award by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares or otherwise reinvested. Common Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee. In the event of the participant's disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed with respect to any or all of such Award.

     Each Other Share-Based Award shall be confirmed by, and subject to the terms of, an agreement or other instrument between the Company and the participant. Common Shares (including securities convertible into Common Shares) issued on a bonus basis as Other Share-Based Awards shall be issued for no cash consideration.

Common Shares (including securities convertible into Common Shares) purchased pursuant to Other Share-Based Awards shall bear a price of at least 85% of the fair market value of the Common Shares on the date of grant.

CHANGE IN CONTROL

     Certain acceleration and valuation provisions take effect with respect to Awards upon the occurrence of a Change in Control or a Potential Change in Control (as defined in the Award Plan) of the Company.

     In the event of a Change in Control or a Potential Change in Control, any Stock Options, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards awarded under the Award Plan shall become fully vested, and SARs shall become immediately exercisable, on the date of the Change in Control or Potential Change in Control. All outstanding Stock Options, SARs, Restricted Shares, Deferred Shares, Share Purchase Rights and Other Share-Based Awards, in each case to the extent vested, will, unless otherwise determined by the Committee at or after grant, but prior to any Change in Control or Potential Change in Control, be cashed out for the Change in Control Price (as defined in the Award Plan).

ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS, ETC.

     In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure affecting the Common Shares, the Committee shall make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Award Plan, in the number and option price of shares subject to outstanding Stock Options, in the number and purchase price of shares subject to outstanding Share Purchase Rights and in the number of shares subject to other outstanding Awards under the Award Plan as it determines to be appropriate, provided that the number of Common Shares subject to any Award shall always be a whole number. Any fractional shares will be eliminated.

TERMINATION AND AMENDMENT OF THE AWARD PLAN

     Options may be granted under the Award Plan at any time until and including March 1, 2008, on which date the Award Plan will expire except as to options then outstanding. Options outstanding at that time will remain in effect until they have been exercised or have expired.

FEDERAL TAX CONSEQUENCES

     With respect to Incentive Stock Options, in general, for federal income tax purposes under present law:

          (i) Neither the grant nor the exercise of an Incentive Stock Option, by itself, results in income to the optionee; however, the excess of the fair market value of the Common Shares at the time of exercise over the option price is includable in alternative minimum taxable income (unless there is a disposition of the Common Shares acquired upon exercise of the Option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.

          (ii) If the Common Shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the date on which the Option is granted or one year from the date on which such Common Shares are transferred to the optionee, capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee's basis which, except as provided in (v) below, is the exercise price.

          (iii) Except as provided in (v) below, if the Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the Common Shares to the optionee (a "disqualifying disposition"):

             (a) Ordinary income will be realized by the optionee at the time of such disposition in the amount of the excess, if any, of the fair market value of the Common Shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the option price.

             (b) Short-term, mid-term or long-term capital gain will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the Common Shares at the time of such exercise.

             (c) Short-term, mid-term or long-term capital loss will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

          (iv) No deduction will be allowed to the Company with respect to Incentive Stock Options granted or Common Shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period or the one-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition.

          (v) With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of Common Shares, to the extent that the number of Common Shares received does not exceed the number of Common Shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the optionee in Common Shares received will include his holding period in the Common Shares surrendered. To the extent that the number of Common Shares received exceeds the number of Common Shares surrendered, no taxable income will be realized by the optionee at that time; such excess Common Shares will be considered Incentive Stock Option stock with a zero basis; and the holding period of the optionee in such Common Shares will begin on the date such Common Shares are transferred to the optionee. If the Common Shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the Option relating to the surrendered Common Shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the Common Shares surrendered over the basis of such Common Shares. If any of the Common Shares received are disposed of in a disqualifying disposition, the optionee will be treated as first disposing of the Common Shares with a zero basis.

     With respect to Nonqualified Stock Options, in general, for federal income tax purposes under present law:

          (i) The grant of a Nonqualified Stock Option, by itself, does not result in income to the optionee.

          (ii) Except as provided in (v) below, the exercise of a Nonqualified Stock Option (in whole or in part, according to its terms) results in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the Common Shares on the date of exercise over the option price.

          (iii) Except as provided in (v) below, the tax basis of the Common Shares acquired upon exercise of a Nonqualified Stock Option, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the Common Shares on the date of exercise.

          (iv) No deduction is allowable to the Company upon the grant of a Nonqualified Stock Option but, upon the exercise of a Nonqualified Stock Option, a deduction is allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such Option if the Company deducts and withholds appropriate federal withholding tax.

          (v) With respect to the exercise of a Nonqualified Stock Option and the payment of the option price by the delivery of Common Shares, to the extent that the number of Common Shares received does not exceed the number of Common Shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered, and the holding period of the optionee in the Common Shares received will include his holding period in the Common Shares surrendered. To the extent that the number of Common Shares received exceeds the number of Common Shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess Common Shares; the tax basis of such excess

     Common Shares will be equal to the fair market value of such Common Shares at the time of exercise; and the holding period of the optionee in such Common Shares will begin on the date such Common Shares are transferred to the optionee.

     The Company is no longer entitled to deduct annual remuneration in excess of $1 million (the "Deduction Limitation") paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limitation, including an exception for performance-based compensation. Thus, unless options granted under the Award Plan satisfy an exception to the Deduction Limitation, the Company's deduction with respect to Nonqualified Stock Options and Incentive Stock Options with respect to which the holding periods set forth above are not satisfied will be subject to the Deduction Limitation.

     Under Treasury Regulations, compensation attributable to a stock option is deemed to satisfy the performance-based compensation exception if:

             "the grant is made by the compensation committee; the plan under which the option . . . is granted states the maximum number of shares which respect to which options may be granted during a specified period to any employee; and, under the terms of the option . . ., the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant"

     With respect to SARs, no income will be realized by an optionee in connection with the grant of an SAR. When the SAR is exercised, the optionee will generally be required to recognize as ordinary income in the year of exercise an amount equal to the sum of the cash and the fair market value of any shares received. The optionee's employer will be entitled to a deduction at the time in an amount equal to the amount included in such optionee's ordinary income by reason of the exercise, provided applicable withholding and reporting requirements are satisfied. If the optionee receives shares upon the exercise of an SAR, the post-exercise appreciation (or depreciation) will be treated as a capital gain (or loss) in the same manner as discussed above with respect to Nonqualified Stock Options.

     A recipient of a Restricted Stock Award generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Restricted Stock at the time such shares are transferable or not subject to a substantial risk of forfeiture over the consideration, if any, paid for the stock. However, within thirty days of the date of grant, a recipient may elect under Section 83(b) of the Code to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of Restricted Stock on such date (determined without regard to any restrictions other than restrictions which will never lapse) over the consideration paid for such Restricted Stock. With respect to the sale of shares after they have become transferable or no longer subject to a substantial risk of forfeiture, unless the recipient makes an election under Section 83(b), the holding period to determine whether the recipient has long-term, mid-term or short-term capital gain or loss generally begins when the shares are transferable or no longer subject to a substantial risk of forfeiture, and the tax basis for such shares generally will be equal to the fair market value of the shares on such date (determined without regard to the restrictions). If the recipient makes an election under Section 83(b) of the Code, the holding period will begin on the date the shares are received and the tax basis will be equal to the fair market value of the shares on such date. The recipient's employer generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, provided applicable withholding and reporting requirements are satisfied.

     If Proposal Three is approved by the shareholders and a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code makes the grants, the Company's deduction with respect to options granted under the Award Plan would not be subject to the Deduction Limitation.

     The federal income tax information presented herein is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this Proxy Statement. The actual federal, state, local, and foreign tax consequences to the optionee may vary depending upon his particular circumstances.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of Common Shares entitling such holders to exercise a majority of the voting power of the Company is required to adopt this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1998 DEVELOPERS DIVERSIFIED REALTY CORPORATION EQUITY-BASED AWARD PLAN.

                              CERTAIN TRANSACTIONS

MANAGEMENT FEES

     The Company received management and leasing fee income of approximately $127,268 in 1997 pursuant to management agreements with certain partnerships owned by Mr. Bert L. Wolstein and one partnership owned by Messrs. B. Wolstein and McGill.

LEASE OF CORPORATE HEADQUARTERS

     The Company leases its corporate headquarters in Moreland Hills, Ohio, from the spouse of Mr. B. Wolstein. Annual rental expense to the Company in 1997 aggregated approximately $0.6 million. Rental payments under the lease include payment by the Company of all maintenance and insurance expenses, real estate taxes and operating expenses. The Company currently occupies the space pursuant to the terms of a lease which expires on December 31, 2009.

RETAIL VALUE INVESTMENT PROGRAM

     On October 14, 1997, the Company entered into an agreement with The Prudential Insurance Company of America ("Prudential") and Retail Value Management, Ltd., an Ohio limited liability company ("Retail Value Management"), to form the Retail Value Investment Program (the "Program"). The Program will invest nationally in retail properties that are in need of substantial re-tenanting and market repositioning. Retail Value Management will act as the general partner of limited partnerships to be formed for the purpose of acquiring the retail properties targeted by the Program. Pursuant to the terms of the partnership agreements for these limited partnerships, Retail Value Management will receive 33% of the distributions from each limited partnership after the limited partners (including the Company) of such limited partnership have received a return of their capital together with a 10% per annum return on their investment. The Company may manage, develop and monitor the retail properties that are purchased for the Program.

     At the time of its formation, Scott A. Wolstein was the sole member of Retail Value Management. It was Mr. Wolstein's intention to assign a substantial portion of his interest to the Company's senior executives and key employees of Retail Value Management. However, Mr. Wolstein has since assigned all of his interest in Retail Value Management to the Company and the Company will, in turn, assign up to 30% of the interests in Retail Value Management to key employees of Retail Value Management, none of whom is currently affiliated with or employed by the Company. Pursuant to the terms of the limited partnership agreements among the parties to the Program, Mr. Wolstein was required by Prudential to own at least 25% of the equity interests in Retail Value Management. In connection with approving Mr. Wolstein's assignment of his interest in Retail Value Management to the Company, Prudential consented to the termination of this requirement on the condition that Mr. Wolstein retain a significant economic interest in the Program. In response to the foregoing, the Executive Compensation Committee has created an incentive plan pursuant to which Mr. Wolstein will earn between 0% and 25% of any distributions to Retail Value Management described in the immediately preceding paragraph, based on the attainment of certain objectives, including the Company achieving during the period commencing on the date the Program was organized and ending on the last day of the month immediately preceding the month in which the applicable distribution was received by the Company (i) an average annual total shareholder return of 6% to 12% or more or (ii) an average increase in per share Funds From Operations ("FFO") of 5% to 10% or more before deducting any incentive compensation expense resulting from distributions received from the Program that are not characterized as FFO (i.e. capital gain income). FFO will be calculated in accordance with the method of calculation currently used by the Company and the National Association of Real Estate Investment Trusts. Mr. Wolstein did not receive any economic benefit from the Program during 1997.

LEGAL REPRESENTATION

     Albert T. Adams, a director of the Company, is a partner of the law firm Baker & Hostetler LLP in Cleveland, Ohio. The Company retained that firm during fiscal year 1997 to provide various legal services. The dollar amount of fees that the Company paid to that firm did not exceed five percent of that firm's gross revenue for the year. The Company expects that Baker & Hostetler LLP will continue to provide such services during 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except as noted below.

     Scott A. Wolstein filed one late report on Form 4 to report three transactions that were not reported on a timely basis. Messrs. Adler and Penner each failed to timely file a Form 3. Mr. Penner also failed to timely file a Form 5.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP served as independent public accountants to the Company in 1997 and is expected to do so in 1998. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at 34555 Chagrin Boulevard, Moreland Hills, Ohio, on or before December 12, 1998, for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

                                 OTHER MATTERS

     If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. With respect to proposals TWO and THREE, the form of proxy permits specification of vote for, against or in abstention with respect to the respective proposals.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted at the meeting to elect directors as set forth under "Election of Directors" above and FOR Proposals TWO and THREE, above. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes with respect to Proposal TWO and THREE will in effect be votes against such proposals. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: April 10, 1998

                        DEVELOPERS DIVERSIFIED REALTY CORPORATION
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Joan U. Allgood and William H. Schafer and each of them, the attorneys and proxies of the undersigned with
P         full power of substitution to vote as indicated herein, all the Common
R         Shares of Developers Diversified Realty Corporation held of record by
O         the undersigned on March 15, 1998, at the Annual Meeting of
X         Shareholders to be held on May 11, 1998, or any adjournment thereof,
Y with all the powers the undersigned would possess if then and there personally present.

          1. ELECTION OF DIRECTORS.

                      [ ]FOR all nominees listed below              [ ]WITHHOLD AUTHORITY
                         (except as marked to the contrary             to vote for all nominees listed below
                        below)

           Scott A. Wolstein, James A. Schoff, William N. Hulett III, Ethan Penner, Albert T. Adams, Dean S. Adler and Barry A. Sholem.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

          ----------------------------------------------------------------------

          2. Proposal to amend Article Fourth of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company from 59,000,000 to 109,000,000.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

          3. Proposal to approve the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                    (Continued and to be signed on reverse side)

          4. In their discretion, to vote upon such other business as may properly come before the meeting.

              This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 above and FOR item 2 and item 3, above.

              Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 10, 1998, is hereby acknowledged.

                                                  Date , 1998

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)

                                                   PLEASE SIGN AS YOUR NAME
                                                  APPEARS HEREON. IF SHARES ARE
                                                  HELD JOINTLY, ALL HOLDERS MUST
                                                  SIGN. WHEN SIGNING AS
                                                  ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE YOUR
                                                  FULL TITLE. IF A CORPORATION,
                                                  PLEASE SIGN IN FULL CORPORATE
                                                  NAME BY PRESIDENT OR OTHER
                                                  AUTHORIZED OFFICER. IF A
                                                  PARTNERSHIP, PLEASE SIGN IN
                                                  PARTNERSHIP NAME BY AUTHORIZED
                                                  PERSON.
                                   Proxy Card